ITEM 77Q1(a) - AMENDMENTS TO THE REGISTRANT'S BY-LAWS

         The Trustees of the Registrant approved the following amendment to the bylaws on June 8, 2005. (new text is marked in capital letters):


                  Section 3.7. Voting; Proxies; Etc. Shares may be voted in person or by proxy. THE PLACING OF A SHAREHOLDER'S NAME ON A PROXY PURSUANT TO TELEPHONIC OR ELECTRONICALLY TRANSMITTED INSTRUCTIONS OBTAINED PURSUANT TO PROCEDURES REASONABLY DESIGNED TO VERIFY THAT THEY HAVE BEEN AUTHORIZED BY SUCH SHAREHOLDER SHALL CONSTITUTE EXECUTION OF SUCH PROXY BY OR ON BEHALF OF SUCH SHAREHOLDER. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share unless at or prior to exercise of the vote the Trustees receive a specific written notice to the contrary from any one of them, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.